Exhibit (a)(10)

HART-SCOTT-RODINO CONDITION SATISFIED
FOR MARRIOTT INTERNATIONAL
ACQUISITION OF FORUM GROUP

WASHINGTON, D.C., March 7, 1996 - Marriott International, Inc. said today that the Hart-Scott-Rodino Antitrust Improvements Act condition has been satisfied regarding Marriott's previously announced tender offer to purchase all of the outstanding shares of common stock of Forum Group, Inc., for $13 per share in cash. The waiting period under the Act expired on March 6, 1996 without further action taken by the Department of Justice or the Federal Trade Commission.

      In February 1996, the two companies announced a definitive agreement under which Marriott International would acquire Forum, one of the nation's leading operators of senior housing and merge it with Marriott's Senior Living Services business. Forum shareholders owning more than 90 percent of Forum's voting stock have agreed to the proposed acquisition. The tender offer will remain open until 12:00 midnight on March 21, 1996, unless otherwise extended.

      Marriott International, Inc., based in Washington, D.C., is a diversified hospitality company involved in lodging and services management.



                                       6